EXHIBIT 99.2

RICK ’ S CABARET INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements have been prepared to give effect to Rick’s Cabaret International, Inc.'s (“Rick’s”) acquisition of Miami Gardens Square One, Inc. and Stellar Management Corporation (collectively referred to herein as “MGSO”).  On November 30, 2007, we entered into a Stock Purchase Agreement for the acquisition of 100% of the issued and outstanding common stock of Stellar Management Corporation, a Florida corporation (the “Stellar Stock”) and 100% of the issued and outstanding common stock of Miami Gardens Square One, Inc., a Florida corporation (the “MGSO Stock”) which owns and operates an adult entertainment cabaret known as “Tootsies Cabaret” (“Tootsies”) located at 150 NW 183rd Street, Miami Gardens, Florida  33169 (the “Transaction”).  Pursuant to the Stock Purchase Agreement, we acquired the Stellar Stock and the MGSO Stock from Norman Hickmore (“Hickmore”) and Richard Stanton (“Stanton”) for a total purchase price of $25,486,000 (which includes inventory and other assets), payable $15,486,000 in cash and payable $10,000,000 pursuant to two secured promissory notes in the amount of $5,000,000 each to Stanton and Hickmore (the “Notes”).  As part of the Transaction, Hickmore and Stanton entered into five-year covenants not to compete with us.  Additionally, as part of the Transaction, we entered into an Assignment to Lease Agreements with the landlord for the property where Tootsies is located.  The underlying Lease Agreements for the property provide for an original lease term through June 30, 2014, with two option periods which give us the right to lease the property through June 30, 2034.

The pro forma condensed balance sheet gives effect to the MGSO acquisition as if it had occurred on September 30, 2007, combining the balance sheets of Rick’s and MGSO as of that date. The pro forma condensed statements of operations for the year ended September 30, 2007 give effect to the acquisition as if it had occurred on October 1, 2006 combining the results of Rick’s for the fiscal year ended September 30, 2007 with those of MGSO for the twelve month period ended September 30, 2007 .

The pro forma statements of operations for the year ended September 30, 2007 include appropriate adjustments for amortization, interest and other items related to the transaction. The pro forma adjustments are based on preliminary appraisal results, estimates, available information and certain assumptions that management deems appropriate. The pro forma financial information is unaudited and does not purport to represent the results that would have been obtained had the transactions occurred at October 1, 2006, as assumed, nor does it purport to present the results which may be obtained in the future.

RICK 'S CABARET INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2007
(IN THOUSANDS, EXCEPT SHARE INFORMATION)

			Pro Forma	Pro Forma
	Rick 's	MGSO	Adjustment (A)	Combined

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,999	$674	$(1,256)	$2,417
Accounts receivable:
Trade	557	319	(319)	557
Employees	219	-	-	219
Marketable securities	33	-	-	33
Inventories	369	329	18	716
Prepaid expenses and other current assets	287	43	-	330

Total current assets	4,464	1,365	(1,557)	4,272

Property and equipment, net	21,365	4,313	606	26,284
Goodwill and indefinite lived intangibles	20,180	-	27,138	47,318
Definite lived intangibles, net	699	-	200	899
Other	368	96	-	464

Total assets	$47,076	$5,774	$26,387	$79,237

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$2,202	$325	$(200)	$2,327
Current portion of long-term debt	3,291	2,553	(2,553)	3,291

Total current liabilities	5,493	2,878	(2,753)	5,618

Long-term debt less current portion	11,096	-	10,000	21,096
Deferred tax liability	4,392	-	7,036	11,428
Other	421	-	-	421

Total liabilities	21,402	2,878	14,283	38,563

COMMITMENTS AND CONTINGENCIES	-	-	-	-

MINORITY INTERESTS	180	-	-	180

TEMPORARY EQUITY - Common stock,	1,450	-	-	1,450
subject to put rights (215,000 shares)

STOCKHOLDERS' EQUITY:
Preferred stock, $.10 par, 1,000,000 shares authorized; none outstanding	-	-	-	-
Common stock, $.01 par, 15,000,000 shares authorized; 6,903,354 outstanding	69	-	12	81
Additional paid-in capital	22,644	2, 366	12, 622	37,632
Accumulated other comprehensive income	20	-	-	20
Retained earnings	2,604	530	(530)	2,604
Less 908,530 shares of common stock held in treasury, at cost	(1,293)	-	-	(1,293)

Total stockholders' equity	24,044	2,896	12,104	39,044

Total liabilities and stockholders' equity	$47,076	$5,774	$26,387	$79,237

RICK 'S CABARET INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2007
(IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

			Pro Forma		Pro Forma
	Rick 's	MGSO	Adjustments		Combined

Total revenue	$32,014	$18,216	$-		$50,230

Operating expenses:
Cost of goods sold	4,036	2,350	-		6,386
Salaries and wages	8,740	2,281	-		11,021
Depreciation and amortization	1,597	660	40	B	2,297
Other general and administrative	13,537	6,333	-		19,870

Total operating expenses	27,910	11,624	40		39,574

Operating income	4,104	6,592	(40)		10,656

Interest expense	(1,336)	(392)	(1,008)	C	(2,736)
Income tax expense	(236)	-	(1,803)	D	(2,039)
Other	523	-	-		523

Net income	$3,055	$6,200	$(2,851)		$6,404

Net income per share:
Basic	$0.54				$0.93
Diluted	$0.50				$0.87

Weighted average shares outstanding:
Basic	5,701				6,866
Diluted	6,215				7,380

RICK’S CABARET INTERNATIONAL, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENT

(A)
Records the MGSO acquisition, including: payment of $15,486,000 in cash, Promissory Notes issued aggregating $10,000,000, removal of MGSO stockholders’ equity, $15,000,000 of Rick’s common stock to fund the acquisition, net of offering costs, and estimated transaction costs of $125,000.

This acquisition was accounted for as a purchase with the total consideration preliminarily allocated to the assets assumed as follows:

AMOUNT
DESCRIPTION	(IN THOUSANDS)
Total consideration:
Cash	$15,486
Issuance of Promissory Notes	10,000
Estimated transaction costs	125

$25,611

Allocation:
Current assets	$390
Property & equipment and other assets	4,919
Non-compete agreement	200
Goodwill	7,036
Sexually oriented business license	20,102
Deferred tax liability	(7,036)

$25,611

The foregoing allocations are based on estimated fair values and are subject to adjustment. Fair values of assets acquired were determined based on management’s valuation.

RICK’S CABARET INTERNATIONAL, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

(B)
Records adjustment to amortization expense to reflect increase for new basis of identifiable intangible assets including non-compete agreement and sexually oriented business license. Non-compete agreement is amortized straight-line over a five-year life. Sexually oriented business license is considered to have an indefinite life and is not amortized.

(C)
Records adjustment to interest expense to reflect interest on Rick's $10,000,000 Promissory Notes related to the acquisition. The sellers paid off all MGSO Notes payable immediately after the transaction closed.

(D)	Records income tax expense on MGSO net income and pro forma adjustments.